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                                                                    EXHIBIT 99.1
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BEI Medical Systems Completes Sale of Certain Product Lines; Will Focus on
Hydro ThermAblator(R) System

December 10, 1999 8:42 AM EST

TETERBORO, N.J., Dec. 10 /PRNewswire/ -- BEI Medical Systems Company, Inc. (Nasdaq: BMED) has received stockholder approval for and concluded the sale of certain product lines to CooperSurgical Acquisition Corp., a subsidiary of The Cooper Companies (NYSE: COO), for approximately $10.5 million in cash, subject to post-closing adjustments, and assumption of specified liabilities. As previously announced, BEI will now focus exclusively on its Hydro ThermAblator(R), or HTA(R), system to treat excessive uterine bleeding, according to Richard W. Turner, president and chief executive officer.

The sale involved two product lines that are utilized by gynecologists and a product line used in gastroenterology. Turner commented, "Now that we have sold these lines, we will be able to concentrate our efforts more fully on developing the HTA business. We will continue to pursue authorization to market the system in the United States for the treatment of dysfunctional uterine bleeding and will prepare to market the HTA in the U.S. as soon as we receive Food and Drug Administration approval."

"We remain encouraged by the results reported by physicians utilizing the HTA abroad. We will now strengthen our marketing of the HTA internationally, where we will support and educate both physicians who are currently using the procedure and the many who would like to adopt the system. We will also explore the possibility of using the system in women's healthcare centers outside the U.S. and, following FDA authorization, market the HTA in centers in the U.S. as an alternative to hysterectomy for the treatment of excessive uterine bleeding. With these efforts, we hope to build and maximize value for our stockholders," Turner concluded.

BEI Medical Systems Company, Inc. is a development stage company focused on gynecology. The Company is conducting clinical trials of its sole product, the Hydro ThermAblator, or HTA system, a proprietary system that is intended to treat menorrhagia, or excessive uterine bleeding, to avoid hysterectomy. BEI Medical Systems(R), Hydro ThermAblator(R), and HTA(R) are registered trademarks of BEI Medical Systems Company, Inc. in the United States and certain foreign countries.

Except for historical information, this news release may be deemed to contain forward-looking statements that involve risks and uncertainties, including statements with respect to timely development, acceptance and pricing of the HTA system; whether the HTA proves to be safe and effective in U.S. and international clinical trials under applicable regulatory guidelines; receipt of required FDA approval; the impact of competitive products and pricing; and general economic conditions as they affect BEI Medical's customers, as well as other risks detailed from time to time in the Company's reports to the Securities and Exchange Commission, including the Company's Form 10-K Annual Report for fiscal 1998. SOURCE BEI Medical Systems Company, Inc.

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